Exhibit 99
News Release
Media Contact:
TD Banknorth Inc.
Jeffrey Nathanson
(207) 761-8517
jeffrey.nathanson@tdbanknorth.com
FOR IMMEDIATE RELEASE
June 23, 2006
TD Banknorth Announces Management Changes
▪	Adds President to existing strong management team
PORTLAND, Maine — June 23, 2006 — TD Banknorth Inc. (NYSE: BNK) announced today that its Board of Directors has approved the addition of the role of President to its existing strong management team. The office will be filled by Bharat Masrani, presently with TD Bank Financial Group (“TDBFG”), effective this fall and will report to William J. Ryan, Chairman and CEO.
“I am delighted to have an executive with the breadth of Bharat’s experience join our exceptional management team here at TD Banknorth. With the increased size and complexity of our company, adding Bharat to our organization will assist me in managing the day-to-day operations of the company and will allow me to continue to actively pursue growth opportunities and acquisitions,” said Bill Ryan.
Mr. Masrani joined TDBFG in 1987 and has served in a number of international management positions in commercial, corporate banking, and global wealth management. He is currently a Vice Chair and the Chief Risk Officer of TDBFG and has been a Director of TD Banknorth since 2005.
In his role as President, Mr. Masrani will be responsible for overseeing TD Banknorth’s retail, commercial, investment, insurance and marketing divisions. He will step down from TD Banknorth’s Board of Directors when he assumes the position. There are currently no plans to appoint a replacement Class B director.
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TD Banknorth also announced that Scott Bacon, President of TD Banknorth New Hampshire, has been named to succeed Mickey Greene, Senior Executive Vice President for Investments and Insurance, upon Mr. Greene’s previously-announced retirement in December 2006. Mr. Bacon will continue to serve as President of TD Banknorth New Hampshire.
In addition, TD Banknorth announced that Mark Crandall, Executive Vice President and Regional Commercial Lending Manager, has been named to succeed Chris Bramley, President of TD Banknorth Massachusetts, upon Mr. Bramley’s retirement at the end of the year.
“Both Scott and Mark have demonstrated exceptional leadership in their current positions,” said Mr. Ryan. “We look forward to their ongoing contributions to the company as we continue to grow.”
About TD Banknorth
TD Banknorth Inc. is a leading banking and financial services company headquartered in Portland, Maine, and a majority-owned subsidiary of TDBFG. At March 31, 2006, TD Banknorth had over $40 billion of total consolidated assets and provided financial services to more than 1.5 million households in the Northeast. TD Banknorth’s banking subsidiary, TD Banknorth, N.A., operates banking divisions in Connecticut, Maine, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania and Vermont. TD Banknorth and TD Banknorth, N.A., also operate subsidiaries and divisions in insurance, wealth management, merchant services, mortgage banking, government banking, private label credit cards, insurance premium financing and other financial services, and offer investment products in association with PrimeVest Financial Services, Inc. The TD Banknorth common stock trades on the New York Stock Exchange under the symbol “BNK”. For more information, visit http://www.TDBanknorth.com.
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Source: TD Banknorth Inc.